EXHIBIT 10.3

                              CONSULTING CONTRACT

THIS AGREEMENT MADE AS OF July 1, 1996

BETWEEN        ALCOHOL SENSORS INTERNATIONAL,
               LTD., a New York Corporation
               having a place of business at 11
               Oval Drive, Islandia, NY 11722,
               hereinafter referred to as "ASI",

AND DIGITAL VEHICLE SECURITY SYSTEMS, INC. and MICHAEL GHAZARIAN, both jointly and severally, having a place of business at Unit 1B, Saxeway Business Centre, Chartridge Lane, Chesham, Bucks 11P5 2SH, United Kingdom, hereinafter referred to as "CONSULTANT" .

       WHEREAS; ASI is engaged in the manufacture, distribution and sale of testing and sensing equipment and other electronic products, and

       WHEREAS; CONSULTANT represents and warrants that he has the requisite skills, experience and training to complete the tasks outlined in Addendum A, attached hereto and under this Agreement, and

       WHEREAS; ASI is desirous of engaging CONSULTANT as an independent contractor for the purposes of researching and developing the technology described in Addendum A attached hereto, then

       IN CONSIDERATION, of mutual promises between the parties it is agreed that:

                               WITNESSETH THAT:

I.     SCOPE OF WORK

       Subject to the terms and conditions hereinafter provided, ASI engages the CONSULTANT for furnishing of services specifically described in Addendum A, "Statement of Work", for CONSULTANT, which is hereby incorporated by reference, and for such other tasks as may be reasonably required by ASI from time to time.

II.    TERM

       The services provided for under this Agreement shall commence on July 1, 1996, and shall continue for six (6) months or until ASI terminates it with 10 days written notice to CONSULTANT. Termination of this Agreement may be accomplished without penalty to either party unless termination was for cause, gross misconduct or material breach.

III.   CONSIDERATION AND PAYMENT

       As consideration for such services and for assigning the rights in invention(s), design(s), patent(s), trademark(s), and copyright(s) without limitation or qualification as hereinafter provided, ASI agrees to pay CONSULTANT one hundred ($100.00) dollars per month, providing CONSULTANT substantial control over production of product he intends to sell and payment of pre-approved out-of-pocket expenses, including reasonable accommodations while in the United States on business for the benefit of ASI, economy airfare, and other valuable consideration including assisting in the development of a product(s) that CONSULTANT agrees to sell pursuant to a distribution agreement executed between the parties hereto.

       ASI agrees to pay said invoices within ten (10) days of receipt or within a reasonable time thereafter for services rendered and travel performed on behalf of ASI and other pre-approved expenses. Invoices shall be sent by the CONSULTANT to Michael Sylvester. The CONSULTANT shall provide itemized invoices showing the amount applicable to each project in accordance with the Statement of Work or other agreed work.


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


IV.    EXPENDITURE LIMITATION

       All expenses for outside services must be pre-approved in writing by ASI before they are incurred.

V.     DIRECTION

       The CONSULTANT shall report to and be responsible for his performance and receive his direction from Robert Whitney or his designee.

VI.    GENERAL CONDITIONS

       The GENERAL CONDITIONS, set forth below, are hereby incorporated as a material part of this Agreement:

                              GENERAL CONDITIONS

1.)    CONFIDENTIAL MATTERS

       The CONSULTANT shall keep in strictest confidence all information relating to this Agreement which may be acquired in connection with or as a result of this Agreement. During the term of this Agreement and for a period of not less than three (3) years thereafter, without prior written consent of ASI the CONSULTANT shall not publicly communicate, divulge, disclose, or use any of such information which has been designated as ASI proprietary property or which from the surrounding circumstances in good conscience ought to be treated as propriety information or property of ASI.

       Proprietary information does not include information which is in the public domain through no breach of this Agreement by CONSULTANT or which CONSULTANT has obtained from a third party through no breach of this Agreement. Upon termination or expiration of this Agreement or upon demand by ASI, CONSULTANT shall immediately deliver any and all records, data, information and other documents and all copies thereof to ASI at its offices at the time of such delivery and such shall remain the property of ASI. Additionally, the parties agree not to divulge to anyone the nature of their relationship as provided for herein. This provision shall survive any termination or expiration of this Agreement for a period of three (3) years.

       Notwithstanding the above, the CONSULTANT agrees under no circumstances whatsoever to develop or attempt to develop any device described in Addendum A, "the device", or any manifestation thereof in whole or in part for any other party or entity other than ASI or its authorized assigns or successors interest for a period of not less than five (5) years.

2.)    INDEPENDENT CONTRACTORS AND EMPLOYMENT OF CONSULTANT

       The CONSULTANT shall not utilize any entities, persons or employees on the work to be performed hereunder unless said entities, persons or employees have executed a contract agreeing to be bound by the terms in provisions 1, 8, 9 and 10 of the GENERAL CONDITIONS herein. The CONSULTANT may utilize its own Confidentiality Agreement used to protect its own business secrets and confidential information, and CONSULTANT shall provide a copy upon execution of this Agreement for ASI's review and approval.

3.)    ASSIGNMENT

       This Agreement is for PERSONAL SERVICES and shall not be transferred, assigned, or delegated by the CONSULTANT without prior written consent of ASI. Any unauthorized attempted transfer, assignment or delegation shall be null and void and shall immediately terminate this Agreement. However, the provisions relevant to confidentiality, non-competition and/or conflict of interest shall survive the termination or expiration of this Agreement.

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


4.)    CONFLICT OF INTEREST

       The CONSULTANT shall not for a period of three (3) years from the date of termination or expiration of this Agreement act as sales agent, engineer, or in a liaison capacity as an officer, employee, agent, or representative of any ASI suppliers or prospective supplier (specifically exempting those CONSULTANT can verify it is already working with at the time of the Execution of this Agreement), nor serve in any of the foregoing capacities for any of ASI's competitors without the prior written approval of ASI. The CONSULTANT hereby warrants that there is no conflict of interest in CONSULTANT's full time or other employment or avocation, if any, or other consulting contracts, if any, with the activities to be performed hereunder and CONSULTANT shall advise ASI if a conflict of interest arises in the future. If applicable, the CONSULTANT certifies that the services to be performed under this Agreement shall not, to the best of his knowledge, result in a conflict of interest prohibited by United States government laws or regulations or those pertaining or applicable under the articles if the UN Convention and International Law.

5.)    GENERAL RELATIONSHIP

       In all matters to this Agreement the CONSULTANT shall be acting as an independent contractor. Neither the CONSULTANT nor employees of the CONSULTANT, if any, are employees of ASI under the meaning or application of any Federal or State Unemployment or Insurance Laws or Workman Compensation Laws or otherwise. The CONSULTANT shall assume all liabilities or obligations imposed by one or more of such laws with respect to employees, partners or agents of the CONSULTANT, if any, in the performance of the Agreement. Notwithstanding the above, while the CONSULTANT or its agents are on the premises of ASI while on the business of ASI, the CONSULTANT shall assume responsibility for injury only; to the CONSULTANT or its authorized agents, to a maximum liability exposure of $50,000 (USD) in the aggregate, and only after any and all contributions are made from applicable and available insurance and other coverages and other collateral sources the CONSULTANT may have to protect itself and its agents and employees in the event of injury.

       The CONSULTANT shall not have any authority to assume or create any obligation, express or implied, on behalf of ASI and the CONSULTANT shall have no authority to represent himself as an agent, employee, or in any other capacity of ASI not specifically authorized under this Agreement. The parties further agree that they are not partners and are not engaged in a joint enterprise or joint venture.

6.)    NON-ASSERTION OF RIGHTS

       During and after the term of this Agreement, CONSULTANT shall not assert or permit any other party to assert against ASI, its subsidiaries, vendors, and customers both, mediate and immediate, any patent or other rights with respect to which CONSULTANT has the right to assert or license at the termination or expiration of this Agreement because of the practice of any process or the manufacture, use, or sale of any product arising out of the subject matter of this Agreement.

7.)    REPORTS

       The CONSULTANT, as directed by the competent authority during the term of this Agreement, shall provide written reports indicating progress made or lack thereof including but not limited to delays in estimated timetables with respect to the services rendered hereinunder and forward same to the competent authority immediately.

8.)    STRICT LOYALTY

       The CONSULTANT and its employees, partners or agents agree to make their best efforts to scrupulously avoid any and all circumstances and actions, deliberate and otherwise, which would place CONSULTANT in a position of divided loyalty with respect to the obligations undertaken under this Agreement.

9.)    SAFETY AND SECURITY REGULATIONS

       CONSULTANT shall comply with all applicable ASI security regulations. If the CONSULTANT renders services at ASI's facility, CONSULTANT shall not remove any property or information, proprietary or otherwise, therefrom. The CONSULTANT, partners and agents or employees shall comply with any and all safety regulations, whether at the facilities of ASI or elsewhere.


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


10.)     INVENTIONS, PATENTS, TRADEMARKS, AND COPYRIGHTS

       A) The CONSULTANT hereby assigns to ASI the worldwide right, title and interest in and to each and every idea, invention and improvement, patentable or otherwise, which has been or may be conceived or developed by the CONSULTANT with respect to any substance or compound detection technology and other business or businesses, ("other business"), ASI may be engaged in from time to time PROVIDED THAT, CONSULTANT is not already actively engaged in such other business, including but not limited to those projects contemplated by or under this Agreement and pursuant to or as a result of this Agreement or its relationship to ASI during the performance of this Agreement or with the use of information, materials or facilities of ASI during the period in which CONSULTANT is retained by ASI or its successor in business or interest under this Agreement or any extension or renewals thereof without additional consideration except for that specifically provided for herein. CONSULTANT further agrees to promptly execute such additional documents as may be requested by ASI to further document, acknowledge or record any assignment herein, such documents to be prepared at the cost of ASI; and

       B) The CONSULTANT agrees to promptly disclose to ASI all work(s), and/or writing(s), as provided in article A) above made, conceived, or reduced to practice or authored by the CONSULTANT, CONSULTANT's employees, agents, and partners or successors in interest in the course of the performance of this Agreement; and

       C) The CONSULTANT shall sign, execute, and acknowledge or cause to be signed, executed and acknowledged without cost, any and all documents and to perform such acts as may be necessary, useful or convenient for the purpose of securing ASI or its nominees or successor in interest, patent, trademark, or copyright protections throughout the world, upon all such work in the Statement of Work or other work, as may be mutually agreed including without limitation all work(s), writing(s), formula(s), design(s), drawing(s), inventions et al., without limitation whether patentable or otherwise, title to which ASI may acquire in accordance with the provisions of this clause and article A) above; and

       D) The CONSULTANT has acquired or shall acquire from each of its employees, partners, or agents, rights to any and all work(s), writing(s), formula(s), design(s), invention(s), et al., and pursuant to article A) above without limitation made by such employees within the scope of the services under this Agreement and to the best of the ability of the CONSULTANT to obtain the cooperation of such employees to secure to ASI or its nominee or successor in interest the rights to such work(s), writing(s), drawing(s), design(s), invention(s), et al., without limitation as ASI may acquire in accordance with this clause and the terms and conditions of this Agreement. Further, ASI and CONSULTANT shall each keep any Confidential Information it receives from the other in confidence in accordance with the terms set forth.

           The recipient of Confidential Information shall only use it for the purposes of performing its obligations under this Agreement. For a period of ten (10) years from the date this Agreement terminates, neither party shall disclose any Source Code belonging to the other, and for a period of three (3) years from the date this Agreement terminates, neither party will disclose any Confidential Information other than the Source Code it receives from the other to any other person, firm, or corporation, or use the Confidential Information for its own benefit except as provided in this Agreement.

           Each recipient of Confidential Information shall use reasonable care to prevent use or disclosure of the Confidential Information, and no less stringent degree of care to avoid disclosure or use of such Confidential Information than it employs with respect to its own Confidential Information which it does not wish to be disseminated, published or disclosed.

           ASI shall have the right to escrow, license, or otherwise distribute copies of the Confidential Information including any Source Code for any licensed Software subject to ASI's then applicable policies.

           Confidential Information shall not include any Information which:

          o is not designated as Confidential Information in accordance with the requirements of this Agreements, or

          o is already known to the recipient at the time of disclosure through lawful channels of communications; or

          o is or become publicly known through no wrongful act of the recipient; or

          o is rightfully received from a third party without similar restrictions and without breach of this Agreement; or

          o is independently developed by the recipient without breach of this Agreement; or

          o is furnished to a third party by the disclosing party without a similar restriction on the third party's rights; or

          o is approved for release by written authorization of the disclosing party.


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

           The recipient may, without breach of this Agreement, disclose Confidential Information to the government by reason of a governmental requirement or to a court by reason of operation of law. However, the recipient shall make no disclosure under the provisions of this subparagraph prior to giving written notice to the disclosing party of the governmental requirement and giving the disclosing party the opportunity to obtain a protective order from a court of law.

           The recipient shall not be liable for:

           1) inadvertent disclosure or use of Confidential Information provided that:
                a) it used not less than reasonable care and the same degree of care in safeguarding such Confidential Information as it uses for its own Confidential Information of like importance; and
                b) upon discovery of such inadvertent disclosure or use of such Confidential Information, it shall endeavor to prevent any further inadvertent disclosure or use.

           2) unauthorized disclosure or use of Confidential Information by persons who are or who have been in its employ, unless it fails to obtain a written agreement to protect the confidentiality of Confidential Information.

           To the extent the disclosing party discloses Confidential Information to the recipient orally with the recipient's advance written consent, the disclosing party agrees to reduce the oral Confidential Information to writing within five (5) days of such oral disclosure, referencing the place and date of oral disclosure was made, and including therein a detailed description of the Confidential Information actually disclosed.

           All copies of Confidential Information delivered any the disclosing party to the recipient pursuant to this Agreement whether in printed, magnetic, optical, or other tangible or mechanically reproducible form shall be conspicuously marked "CONFIDENTIAL", shall remain the property of the disclosing party, and all such Confidential Information, together with any copies thereof, shall be promptly returned to the disclosing party upon written request, or destroyed at the disclosing party's option following the termination or expiration of this Agreement unless this Agreement provides otherwise.

11.)   OWNERSHIP OF MOLDS AND TOOLING

       CONSULTANT agrees to provide the estimated costs for all molds, tooling and electrodes as outlined in the attached Addendum A without limitation. After approval by ASI, ASI shall pay fifty (50%) percent of the costs of said production material upon approval. Upon completion of the development and manufacture of said production materials and upon acceptance of the initial batch run by ASI, ASI shall pay and the CONSULTANT shall accept the balance (50%) for the costs of said production materials, which shall automatically convey to ASI full right, title and interest in and to all production materials without limitation including, but not limited to molds, tooling, electrodes and other collateral materials used in the development and manufacture of ASI's products, and otherwise the subject of this provision and this Agreement.

12.)   APPLICABLE LAW

       Any controversy or claim arising out of or relating to this Agreement shall be governed by the law of the STATE OF NEW YORK. Any litigation or dispute resolution under this Agreement, if commenced shall be in the venue of the County of Suffolk in the State of New York.

13.)   NOTICES

       Any notice required to be given hereunder, if any, shall be deemed to have been sufficiently delivered either when served personally or sent by certified mail at the addresses set forth in this Agreement. Ordinary first class mail shall be deemed sufficient to accomplish the mailing to the CONSULTANT of any copies of office actions and amendments during the prosecutions of any US Patent applications by ASI relating to inventions by the CONSULTANT or CONSULTANT's employers, partners, or agents relating to the work performed under this Agreement.

14.)   US PATENTS

       The CONSULTANT agrees without limitation to execute limitation to execute any and all necessary documents pursuant to the terms and conditions described in this Agreement and verbal agreements with ASI or its officers and in accordance with US Patent legislation, statues and regulation.


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

15.)   SUPERSEDING EFFECT

       This Agreement supersedes all prior oral or written agreements, relevant to the work performed or to be performed under this Agreement only, and constitutes the entire agreement, between the parties.

16.)   TERMINATION

       As provided for under the "Term" provision in this Agreement, the right to cancel this Agreement shall commence upon ten days written notice by certified mail. Notwithstanding the above, ASI may cancel this Agreement immediately any time during the term of this Agreement or any extension thereof, if it reasonably believes that to continue the relationship with the CONSULTANT would cause damage or be materially adverse, or pursuant to Provision two (2) above.

17.)   TIME OF THE ESSENCE

       The CONSULTANT acknowledges and appreciates the compelling need for the work described in the Statement of Work to be completed in or about the timetable and hours indicated in the Statement of Work. This is a time of the essence Agreement.

18.)   PARTS AND EQUIPMENT

       The CONSULTANT indicated that it is estimated that the cost of all materials to complete the Statement of Work will not exceed $75,000(USD) which includes all molds, tooling, electrodes, travel and all ancillary and collateral costs and expenses necessary to complete the projects contemplated and or provided for in this Agreement. ASI agrees to be responsible for the payment of these materials in excess of $75,000, only if ASI provides CONSULTANT prior written approval for additional materials or costs. All parts and materials will be procured by ASI and delivered to a facility determined by ASI unless agreed otherwise by the parties.

19.)   HEADINGS

       The headings are used for convenience only and shall not be evaluated or read out of context. The attached Addendum A shall have the same force and effect as if it was originally incorporated directly in the body of this Agreement. The Addendum to this Agreement shall have the full force and effect as if they were in the body of this Agreement.

20.)   TITLE INFORMATION AND EQUIPMENT

       All information developed under this Agreement, of whatsoever type relating to the work performed under this Agreement shall be the exclusive property of ASI. All machines, instruments and products purchased, manufactured or assembled by the CONSULTANT pursuant to this Agreement and paid for by ASI shall be the exclusive property of ASI. Upon termination of this Agreement, CONSULTANT shall dispose of such items as directed by ASI and or its competent authority.

21.)   SEVERABILITY

       If any provisions of this Agreement are found by a court of competent jurisdiction to be unenforceable, then the remaining provisions shall remain in full force and effect as if the unenforceable provision did not exist.

22.)   ARBITRATION

       All claims, disputes, and other matters in question arising out of this Agreement shall be decided by arbitration in the COUNTY OF SUFFOLK IN THE STATE OF NEW YORK before any arbitrator with understanding of computers, software, and business considerations in accordance with the rules of the American Arbitration Association then obtaining unless the parties mutually agree in writing otherwise. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having proper jurisdiction. The arbitrator shall have all remedies available both at law and in equity to equitably settle any dispute.


23.)   BINDING

       The signatories to this Agreement warrant that they have the capacity and authority to bind themselves, corporations, partners and agents to this Agreement. This Agreement is binding upon and shall insure to the benefit of the legal successors of the parties.


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

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.




BY:   _________________________________                       DATED:___________
      Michael A. Sylvester, Treasurer
      Alcohol Sensors International, Ltd., "ASI"




BY:   _________________________________                       DATED___________
      Michael Ghazarian, Managing Director
      Digital Vehicle Security Systems, Inc., "Digital"




BY:   _________________________________                       DATED:___________
      Michael Ghazarian




      _________________________________                       DATED:___________
      WITNESS


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


                                  ADDENDUM A

The CONSULTANT agrees to be responsible for the complete performance of the following services, including those to be assigned by mutual agreement from time to time. ASI shall be acting in reliance that CONSULTANT is performing the following tasks and/or effectively managing the process.

I. Responsible for all mold-making and tooling for the Sens-O-Lock, and the process from establishing final design through the manufacturing of initial production of Sens-O-Lock devices.

II. Create a written CPM and costs from initial production for the entire Sens-O-Lock prototype mold and tooling through manufacturing of the initial Sens-O-Lock products, and provide same to ASI on or before July 10, 1996.

III. Provide a definitive design, both functional and aesthetic, for the Sens-O-Lock sensor head and car control module (CCM) and outer casing for the CPU for the Sens-O-Lock on or before July 12, 1996, for written approval by ASI on or before July 15, 1996.

       ASI shall not be proceeding on the tasks being performed by CONSULTANT, except for providing assistance to CONSULTANT when required. CONSULTANT agrees to be proactive with regard to the following tasks, and CONSULTANT understands and agrees that TIME IS OF THE ESSENCE; that if the timetable for production of the Sens-O-Lock is not initiated with first units shipped on or before January 1, 1997, it will result in substantial harm to ASI.

       ASI agrees to be equally diligent and to respond quickly in furtherance of meeting the production timetables required. Accordingly, in consideration of ASI placing the process, (Addendum A), in CONSULTANT's hands, CONSULTANT agrees to immediately pay ASI fifty thousand ($50,000.00) dollars (the value of the estimated weekly delivery schedule for the first 60 days), as liquidated damages for each week production is delayed which is not due to ASI causes, and/or force majure.

IV. Provide a weekly written report to ASI indicating progress and/or problems in meeting pre-arranged scheduling criteria and/or pre-approved budget parameters. CONSULTANT has advised ASI that total costs for all the acquisitions contemplated under this Agreement shall not exceed $75,000, and ASI has relied on this warranty.

V. CONSULTANT warrants that the product manufactured will be of merchantible quality and fit for the uses intended.

VI. CONSULTANT shall work in cooperation with ASI, but be responsible for the design, printing and delivery of sample printing of, product packaging boxes and materials, operations, and installation manuals as necessary and required by the Company to support its Sens-O-Lock product for approval by ASI. The CONSULTANT shall provide an estimate for the out-of-pocket costs for said services in a timely manner for the review and written approval of ASI. Upon timely approval, CONSULTANT shall complete all required tasks thereof.

VII.

VIII. The following time line has been established between the parties for the completion of tasks as indicated by CONSULTANT to achieve initial production of Sens-O-Lock devices of merchantible quality and fit for the uses intended:

CONSULTANT initial  ___________

ASI initial         ___________


       1. If the design is not approved by ASI on or before July 15, 1996, ASI understands and agrees that there may be as much as a one week delay for each and every week or part thereof that ASI delays in providing approvals or other reasonable and necessary material support to facilitate the tasks herein set forth.


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



       2. PROVIDED THAT; ASI approves the final design on or before July 15, 1996, then in that event:

           a) CONSULTANT shall arrive in New York at ASI on or before July 25, 1996, with a design "mock up." ASI agrees to have all PCB Boards for the Sens-O-Lock completed on or before July 25, 1996. At that time, CONSULTANT and ASI shall work closely in all areas of materials acquisition and availability, develop a definitive materials list for the production of the product, lead times, parts, substitutions, and place orders for components as required to accommodate the required production timetable. Marketing and other support materials will begin to be created at this time to insure timely availability before and concurrent with initial product delivery as required.

           b) The CONSULTANT shall design final tooling and obtain ASI approval for said tooling (said tooling will be shopped and purchased at the lowest price) on or before August 5, 1996.

           c) On or about August 8 - August 14, 1996, CONSULTANT shall return to New York and work with Mr. Bill Going, our then newly hired Director of Manufacturing and Procurement, to coordinate manufacturing, materials acquisition, and manage and monitor the tooling as required and in furtherance of maintaining the completion criteria set forth herein. All packaging designs will be completed, and packaging and collateral materials ordered at that time in quantities determined by ASI.

           d) On or before August 29, 1996, ASI shall receive the first pre-series production prototypes in the quantities determined by ASI, parts inventories established and monitored, and operation and installation manuals completed for editing by ASI for the US market. Production capabilities and capacities will be determined at this time with arrangements with one or more manufacturers finalized.

                 Concurrently, between August 8 - August 29, 1996, 20 to 30 pre-series production prototypes with boards in cans will be available for preliminary testing.

           e) On or before August 29, 1996, we will know when we can manufacture 200 to 500 pre-production test devices. CONSULTANT will make them available for beta testing by ASI on or before September 5, 1996. When beta testing is completed to the satisfaction of the CONSULTANT and/or ASI, initial production begins.

Note: Because this is a "living document", and accordingly some tasks may happen before or after indicated in the above timeline, however, in the aggregate the initial production timetable shall be maintained.

Accordingly, CONSULTANT reasonably projects a best case initial production date of October 11, 1996, if everything goes right and with minimal testing. And;

Worst case, initial production date of January 1, 1997, with problems that must be resolved and adequate testing.

CONSULTANT initial  ___________

ASI initial         ___________




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